Gryphon Production Company, LLC.
Working Interest

Evaluation of Oil and Gas Reserves
as of December 31, 2011.

Gray County, Texas

Report Prepared: February 21, 2012

GSM
a Robert D. Grace Company

GSM, INC.

A Professional Team of Registered Consulting Petroleum Engineers

Mailing Address: P. O. Box 50790
Amarillo, TX 79159-0790
Website: www.gsm-inc.com

Telephone: (806) 358-6894
Fax: (806) 358-6800
Email: gsmrdg@gsm-inc.com

February 21, 2012

Mr. Maxwell Grant, Chairman
Gryphon Production Company, LLC.
P.O. Box 742
Pampa, Texas 79066-0742

Re: Economic Evaluation of the Gryphon Production Company, LLC. working interest in proved developed oil and gas reserves in the JA Hood and Hood oil and gas leases located in Gray County, Texas.

Dear Mr. Grant:

An engineering evaluation of the Gryphon Production Company, LLC. working interest in two oil and gas leases with four producing wells and one disposal well, has been performed to determine the remaining recoverable reserves and future net revenues. This oil and gas reserve evaluation is in conformance with the current U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions. The net reserves and net revenues shown in this study are based on arithmetic average product prices for the previous twelve (12) months prior to the December 31, 2011 evaluation date provided by Gryphon Production Company, LLC. These product prices were held flat over the remaining producing life of the properties. Operating expenses averaged over the last twelve months prior to December 31, 2011, also provided by the operator, were held constant over the life of the leases. All reserves and cash flows presented in this report are referenced as of December 31, 2011. A summary of the reserves, taxes, operating costs, capital costs and BFIT cash flows to the Gryphon Production Company, LLC. working interest in the two oil and gas leases are as follows:

	Gryphon Production Company, LLC. Working Interest *
Net Reserves to Evaluated Interests:	
Oil, BBL	17,326
Gas, MCF	0
Condensate, BBL	0
Future Net Revenue Before Operating Costs, Capital Costs, Severance, and Ad Valorem Taxes, $	1,554,791
Operating Costs, $	606,564

Severance and Ad Valorem Taxes, $	133,712
Capital Costs, $	0
Future Net Revenue:	
Undiscounted, $	814,515
Discounted Per Annum at 10 Percent, $	246,543

* Subject to round off correction.

If I can be of further assistance to you in any way, please do not hesitate to call me.

Respectfully,

Keith Selinger 2/21/2012

STATE OF TEXAS
KEITH SELINGER
29700
LICENSED
PROFESSIONAL ENGINEER

GSM, INC.
STATE OF TEXAS
F-001201

Keith Selinger
Vice President
Licensed Professional Engineer

GSM, Inc.
Texas Board of Professional Engineers
Registration No. F-001201

KAS/as

TABLE OF CONTENTS

GENERAL

A reserve and present worth evaluation of the Gryphon Production Company, LLC. working interest in two oil and gas leases consisting of four producing wells and one disposal well located in Gray, County, Texas, has been completed per your request. This study evaluates proved developed producing reserves but does not consider behind pipe or undeveloped reserves. Future reserves and cash flows presented in this report are referenced as of December 31, 2011 and conform to the current U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions. Attachment No. 1 is a map of Texas showing the location of Gray, County within the Texas Panhandle.

The working and net revenue interests evaluated in this report were provided by Gryphon Production Company, LLC. To evaluate these interests, the owners working interest, net revenue interest, monthly operating cost and product prices also provided by the operator, were utilized to determine when each property becomes uneconomical to operate. Net reserves and cash flows were then calculated for the evaluated working interests in each producing property. Production data and producing well count, were taken directly from Drilling Information, IHS Energy reports, or from data obtained from Gryphon Production Company, LLC.

For the wells evaluated in this study, the last twelve month historical average of the operating expenses and product prices were used. The U.S. Security and Exchange Commission (SEC) rules, regulations, and definitions were used as a guide to determine the initial product prices and monthly operating expenses. These values were held constant over the life of the properties, as required by SEC regulations. Texas severance taxes of 7.5 percent for gas and 4.6 percent for oil and condensate plus an ad valorem tax of 4.0 percent were utilized in the evaluation of these properties.

An IBM personal computer, Eureka Evaluation Program, and individual producing rate versus time curves were utilized to evaluate reserves and cash flows. The Eureka Program uses the initial producing rate, anticipated production decline, monthly operating expenses, severance taxes, ad valorem taxes, ownership interest, and product price to schedule production and revenue for a period of 60 years or until the projected revenue equals the projected monthly operating expense.

The BFIT economic evaluations for the evaluated properties are included in the Appendices of this report. Well name, operator, evaluated interest, and location are shown at the top of the economic evaluation sheets. Producing rate versus time plots, gas, oil, and condensate production data, along with Texas Comptroller product prices can also be found in the Report Appendices.

In my opinion, this study was prepared in accordance with good engineering practice and presents an estimate as of December 31, 2011, of the value of the proved developed producing reserves attributable to the Gryphon Production Company, LLC. working interests utilizing SEC rules, regulations and definitions. This engineering report does not consider any salvage value for the leases and well equipment nor the cost of abandoning the property. The reserves and cash flows presented in this report are estimates only and should not be construed as being exact quantities. The present remaining reserves ultimately recovered may be more or less than these estimates and the revenues and costs can likewise be expected to vary from those used in the study. Future operations that are not anticipated at this time could also affect the remaining recoverable reserves, costs, and values. Property identification, working interests, net revenue interest, taxes, product prices, and operating expenses used in this study were used as supplied to GSM, Inc. or based on GSM, Inc. experience with producing properties, and were not verified by inspection of internal records and files, nor was a

physical inspection made of the producing properties. The reserves and cash flows estimated in this report are based on the assumption that the properties are not negatively affected by the existence of hazardous substances or detrimental environmental conditions. GSM, Inc. as experts in the identification of hazardous substances or detrimental environmental conditions has not been asked to visit the various leases or to render an opinion as to the properties' environmental condition. It is possible that tests and inspections conducted by a qualified hazardous substance or an environmental expert could reveal the existence of hazardous material and/or environmental conditions on or around the properties that would negatively affect the properties' value. The present value presented in this report does not necessarily represent the fair market value (FMV) of the evaluated interest. GSM, Inc. reserves the right to alter the calculation of reserves and cash flows, presented in this report if corrections to these data are subsequently required. All numbers shown on the attachments are subject to round off correction. This report may not be reproduced in part or in total, nor may it be used in a private placement memorandum or sale prospectus without the expressed written permission of GSM, Inc.

EVALUATION METHOD

Individual monthly production data for the two oil and gas leases were plotted through December 31, 2011, and projected into the future. Remaining recoverable reserves were determined from the established trends seen on the producing rate versus time plots. All of the evaluated wells appear to be producing at capacity or were determined to be at capacity as of December 31, 2011. The projected starting rates, as of December 31, 2011, and the anticipated declines are shown on the individual producing rate versus time curves included in the Appendices of this report.

CONCLUSIONS

A one-line summary of reserves and cash flows and a schedule of future production with generated revenues to the Gryphon Production Company, LLC. working interest under the pricing conditions set out above are shown on Attachments Nos. 2 and 3, respectively.

The net cumulative BFIT cash flow discounted at ten percent for the proved developed producing reserves is $246,543. The corresponding undiscounted BFIT cash flow is $814,515. These cash flows will be generated by net remaining recoverable reserves of 0 MCF of gas17,326 STB of oil, and 0 STB of condensate.


10
9
8A
7B
5
6
8
7C
3
1
2
4
TEXAS AREA MAP
GRAY COUNTY, TEXAS

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012
12:00:45 PM

As of Date: JAN2012

LIFE	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	NET TOTAL LOE+TAX ----M$-----	NET BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----
J.A. HOOD (00336) 60Yr	2.000	13.676	0.000	0.000	11.308	0.000	0.000	365.195	649.625	158.338
HOOD (00677) 25.5Yr	2.000	7.277	0.000	0.000	6.017	0.000	0.000	375.082	164.890	88.205
SUMMARY 60Yr	2.850	20.953	0.000	0.000	17.326	0.000	0.000	740.276	814.515	246.543

ATTACHMENT NO. 2

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012
11:58:40 AM

AS of Date: JAN2012

SUMMARY
GRYPHON PRODUCTION
AS OF JAN 1, 2012
PROVED DEVELOPED PRODUCING
BFIT EVALUATION

SUMMARY
GRYPHON PRODUCTION COMPANY LLC
CONSTANT PRICE CASE
BFIT EVALUATION

NPV 5.000%	379.597	BFIT
NPV 12.00%	217.033	BFIT
NPV 15.00%	184.594	BFIT
NPV 20.00%	148.705	BFIT
NPV 25.00%	125.239	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2012	BFIT
PI	N/A	BFIT

	PRICES			GROSS RESERVES				
	BEGINING	ENDING	AVERAGE	CUMULATIVE	REMAINING	ULTIMATE	%REMAINING	
OIL	89.74	89.74	89.74	0.000	20.953	20.953	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT	GROSS OIL PRODUCTION	GROSS COND PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET COND PRODUCTION	NET GAS PRODUCTION	AVERAGE OIL PRICE	AVERAGE COND PRICE	AVERAGE GAS PRICE
	---WELLS---	---MBBLS---	---MBBLS---	---MMSCF---	---MBBLS---	---MBBLS---	---MMSCF---	---$/BBL---	---$/BBL---	--$/MSCF---
2012(12Mo)	4.000	0.733	0.000	0.000	0.606	0.000	0.000	89.740	0.000	0.000
2013	4.000	0.717	0.000	0.000	0.593	0.000	0.000	89.740	0.000	0.000
2014	4.000	0.701	0.000	0.000	0.580	0.000	0.000	89.740	0.000	0.000
2015	4.000	0.686	0.000	0.000	0.567	0.000	0.000	89.740	0.000	0.000
2016	4.000	0.670	0.000	0.000	0.554	0.000	0.000	89.740	0.000	0.000
2017	4.000	0.656	0.000	0.000	0.542	0.000	0.000	89.740	0.000	0.000
2018	4.000	0.641	0.000	0.000	0.530	0.000	0.000	89.740	0.000	0.000
2019	4.000	0.627	0.000	0.000	0.519	0.000	0.000	89.740	0.000	0.000
2020	4.000	0.613	0.000	0.000	0.507	0.000	0.000	89.740	0.000	0.000
2021	4.000	0.600	0.000	0.000	0.496	0.000	0.000	89.740	0.000	0.000
2022	4.000	0.587	0.000	0.000	0.485	0.000	0.000	89.740	0.000	0.000
2023	4.000	0.574	0.000	0.000	0.475	0.000	0.000	89.740	0.000	0.000
2024	4.000	0.562	0.000	0.000	0.465	0.000	0.000	89.740	0.000	0.000
2025	4.000	0.550	0.000	0.000	0.455	0.000	0.000	89.740	0.000	0.000
2026	4.000	0.538	0.000	0.000	0.445	0.000	0.000	89.740	0.000	0.000
SUBTOTAL	4.000	9.457	0.000	0.000	7.819	0.000	0.000	89.740	0.000	0.000
REMAINING	2.467	11.496	0.000	0.000	9.506	0.000	0.000	89.740	0.000	0.000
TOT 60Yr	2.850	20.953	0.000	0.000	17.326	0.000	0.000	89.740	0.000	0.000

YEAR	NET TOTAL REVENUE	NET TOTAL LOE	NET TOTAL PROD TAX	NET TOTAL LOE+TAX	NET LEASE REVENUE	NET TOTAL INVESTMENTS	NET BFIT CASHFLOW	CUM BFIT CASHFLOW	BFIT CF DISC 10.00%	CUM BFIT CF DISC 10.00%
	----M$----	----M$----	----M$----	----M$----	----M$----	----M$----	----M$----	----M$----	----M$----	----M$----
2012(12Mo)	54.413	17.520	4.680	22.200	32.214	0.000	32.214	32.214	30.613	30.613
2013	53.201	17.520	4.575	22.095	31.106	0.000	31.106	63.319	26.873	57.485
2014	52.019	17.520	4.474	21.994	30.026	0.000	30.026	93.345	23.581	81.067
2015	50.867	17.520	4.375	21.895	28.973	0.000	28.973	122.317	20.686	101.753
2016	49.744	17.520	4.278	21.798	27.946	0.000	27.946	150.263	18.139	119.892
2017	48.649	17.520	4.184	21.704	26.945	0.000	26.945	177.208	15.899	135.791
2018	47.581	17.520	4.092	21.612	25.969	0.000	25.969	203.177	13.930	149.721
2019	46.539	17.520	4.002	21.522	25.017	0.000	25.017	228.194	12.200	161.921
2020	45.524	17.520	3.915	21.435	24.089	0.000	24.089	252.283	10.679	172.601
2021	44.533	17.520	3.830	21.350	23.183	0.000	23.183	275.466	9.344	181.944
2022	43.567	17.520	3.747	21.267	22.300	0.000	22.300	297.766	8.171	190.115
2023	42.625	17.520	3.666	21.186	21.439	0.000	21.439	319.205	7.141	197.256
2024	41.706	17.520	3.587	21.107	20.599	0.000	20.599	339.804	6.238	203.494
2025	40.809	17.520	3.510	21.030	19.780	0.000	19.780	359.584	5.445	208.939
2026	39.935	17.520	3.434	20.954	18.980	0.000	18.980	378.564	4.750	213.689
SUBTOTAL	701.711	262.800	60.347	323.147	378.564	0.000	378.564	378.564	213.689	213.689
REMAINING	853.080	343.764	73.365	417.129	435.951	0.000	435.951	814.515	32.855	246.543
TOT 60Yr	1554.791	606.564	133.712	740.276	814.515	0.000	814.515	814.515	246.543	246.543

ATTACHMENT NO. 3

Appendices

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012
11:58:40 AM

As of Date: JAN2012

SUMMARY
GRYPHON PRODUCTION
AS OF JAN 1, 2012
PROVED DEVELOPED PRODUCING
BFIT EVALUATION

SUMMARY
GRYPHON PRODUCTION COMPANY LLC
CONSTANT PRICE CASE
BFIT EVALUATION

NPV 5.000%	379.597	BFIT
NPV 12.00%	217.033	BFIT
NPV 15.00%	184.594	BFIT
NPV 20.00%	148.705	BFIT
NPV 25.00%	125.239	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2012	BFIT
PI	N/A	BFIT

	PRICES			GROSS RESERVES				
	BEGINING	ENDING	AVERAGE	CUMULATIVE	REMAINING	ULTIMATE	%REMAINING	
OIL	89.74	89.74	89.74	0.000	20.953	20.953	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2012(12Mo)	4.000	0.733	0.000	0.000	0.606	0.000	0.000	89.740	0.000	0.000
2013	4.000	0.717	0.000	0.000	0.593	0.000	0.000	89.740	0.000	0.000
2014	4.000	0.701	0.000	0.000	0.580	0.000	0.000	89.740	0.000	0.000
2015	4.000	0.686	0.000	0.000	0.567	0.000	0.000	89.740	0.000	0.000
2016	4.000	0.670	0.000	0.000	0.554	0.000	0.000	89.740	0.000	0.000
2017	4.000	0.656	0.000	0.000	0.542	0.000	0.000	89.740	0.000	0.000
2018	4.000	0.641	0.000	0.000	0.530	0.000	0.000	89.740	0.000	0.000
2019	4.000	0.627	0.000	0.000	0.519	0.000	0.000	89.740	0.000	0.000
2020	4.000	0.613	0.000	0.000	0.507	0.000	0.000	89.740	0.000	0.000
2021	4.000	0.600	0.000	0.000	0.496	0.000	0.000	89.740	0.000	0.000
2022	4.000	0.587	0.000	0.000	0.485	0.000	0.000	89.740	0.000	0.000
2023	4.000	0.574	0.000	0.000	0.475	0.000	0.000	89.740	0.000	0.000
2024	4.000	0.562	0.000	0.000	0.465	0.000	0.000	89.740	0.000	0.000
2025	4.000	0.550	0.000	0.000	0.455	0.000	0.000	89.740	0.000	0.000
2026	4.000	0.538	0.000	0.000	0.445	0.000	0.000	89.740	0.000	0.000
SUBTOTAL	4.000	9.457	0.000	0.000	7.819	0.000	0.000	89.740	0.000	0.000
REMAINING	2.467	11.496	0.000	0.000	9.506	0.000	0.000	89.740	0.000	0.000
TOT 60Yr	2.850	20.953	0.000	0.000	17.326	0.000	0.000	89.740	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$-----	NET TOTAL LOE ----M$-----	NET TOTAL PROD TAX ----M$-----	NET TOTAL LOE+TAX ----M$-----	NET LEASE REVENUE ----M$-----	NET TOTAL INVESTMENTS ----M$-----	NET BFIT CASHFLOW ----M$-----	CUM BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----	CUM BFIT CF DISC 10.00% ----M$-----
2012(12Mo)	54.413	17.520	4.680	22.200	32.214	0.000	32.214	32.214	30.613	30.613
2013	53.201	17.520	4.575	22.095	31.106	0.000	31.106	63.319	26.873	57.485
2014	52.019	17.520	4.474	21.994	30.026	0.000	30.026	93.345	23.581	81.067
2015	50.867	17.520	4.375	21.895	28.973	0.000	28.973	122.317	20.686	101.753
2016	49.744	17.520	4.278	21.798	27.946	0.000	27.946	150.263	18.139	119.892
2017	48.649	17.520	4.184	21.704	26.945	0.000	26.945	177.208	15.899	135.791
2018	47.581	17.520	4.092	21.612	25.969	0.000	25.969	203.177	13.930	149.721
2019	46.539	17.520	4.002	21.522	25.017	0.000	25.017	228.194	12.200	161.921
2020	45.524	17.520	3.915	21.435	24.089	0.000	24.089	252.283	10.679	172.601
2021	44.533	17.520	3.830	21.350	23.183	0.000	23.183	275.466	9.344	181.944
2022	43.567	17.520	3.747	21.267	22.300	0.000	22.300	297.766	8.171	190.115
2023	42.625	17.520	3.666	21.186	21.439	0.000	21.439	319.205	7.141	197.256
2024	41.706	17.520	3.587	21.107	20.599	0.000	20.599	339.804	6.238	203.494
2025	40.809	17.520	3.510	21.030	19.780	0.000	19.780	359.584	5.445	208.939
2026	39.935	17.520	3.434	20.954	18.980	0.000	18.980	378.564	4.750	213.689
SUBTOTAL	701.711	262.800	60.347	323.147	378.564	0.000	378.564	378.564	213.689	213.689
REMAINING	853.080	343.764	73.365	417.129	435.951	0.000	435.951	814.515	32.855	246.543
TOT 60Yr	1554.791	606.564	133.712	740.276	814.515	0.000	814.515	814.515	246.543	246.543

SUMMARY

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012
12:00:45 PM

AS of Date: JAN2012

LIFE	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	NET TOTAL LOE+TAX ----M$-----	NET BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----
J.A. HOOD (00336) 60Yr	2.000	13.676	0.000	0.000	11.308	0.000	0.000	365.195	649.625	158.338
HOOD (00677) 25.5Yr	2.000	7.277	0.000	0.000	6.017	0.000	0.000	375.082	164.890	88.205
SUMMARY 60Yr	2.850	20.953	0.000	0.000	17.326	0.000	0.000	740.276	814.515	246.543

C:\Program Files\Eureka95\eureka 2011\HOOD.eur

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012 11:58:39 AM

AS of Date: JAN2012

NAME: J.A. HOOD (00336)
FIELD: PANHANDLE GRAY COUNTY
LOCATION: GRAY COUNTY, TEXAS
FORMATION: PERMIAN
OPERATOR: GRYPHON PRODUCTION COMPANY, LL

GRYPHON PRODUCTION COMPANY, LLC.
PROVED DEVELOPED PRODUCING
WORKING INTEREST
CONSTANT PRICE CASE
BFIT ECONOMIC EVALUATION

NPV 5.000%	263.575	BFIT
NPV 12.00%	136.666	BFIT
NPV 15.00%	113.698	BFIT
NPV 20.00%	89.383	BFIT
NPV 25.00%	74.111	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2012	BFIT
PI	N/A	BFIT

======= INTERESTS AND EFFECTIVE DATE =======

COST	OIL	GAS	COND	PRODT	DATE
1.00000	0.82687	0.82687	0.82687	0.82687	JAN2012

	======== PRICES ========			============== GROSS RESERVES ==============				
	BEGINING	ENDING	AVERAGE	CUMULATIVE	REMAINING	ULTIMATE	%REMANING	
OIL	89.74	89.74	89.74	0.000	13.676	13.676	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF--
2012(12Mo)	2.000	0.331	0.000	0.000	0.274	0.000	0.000	89.740	0.000	0.000
2013	2.000	0.327	0.000	0.000	0.270	0.000	0.000	89.740	0.000	0.000
2014	2.000	0.322	0.000	0.000	0.267	0.000	0.000	89.740	0.000	0.000
2015	2.000	0.318	0.000	0.000	0.263	0.000	0.000	89.740	0.000	0.000
2016	2.000	0.314	0.000	0.000	0.259	0.000	0.000	89.740	0.000	0.000
2017	2.000	0.310	0.000	0.000	0.256	0.000	0.000	89.740	0.000	0.000
2018	2.000	0.305	0.000	0.000	0.252	0.000	0.000	89.740	0.000	0.000
2019	2.000	0.301	0.000	0.000	0.249	0.000	0.000	89.740	0.000	0.000
2020	2.000	0.297	0.000	0.000	0.246	0.000	0.000	89.740	0.000	0.000
2021	2.000	0.293	0.000	0.000	0.242	0.000	0.000	89.740	0.000	0.000
2022	2.000	0.289	0.000	0.000	0.239	0.000	0.000	89.740	0.000	0.000
2023	2.000	0.285	0.000	0.000	0.236	0.000	0.000	89.740	0.000	0.000
2024	2.000	0.281	0.000	0.000	0.233	0.000	0.000	89.740	0.000	0.000
2025	2.000	0.278	0.000	0.000	0.230	0.000	0.000	89.740	0.000	0.000
2026	2.000	0.274	0.000	0.000	0.226	0.000	0.000	89.740	0.000	0.000
SUBTOTAL	2.000	4.526	0.000	0.000	3.742	0.000	0.000	89.740	0.000	0.000
REMAINING	2.000	9.150	0.000	0.000	7.566	0.000	0.000	89.740	0.000	0.000
TOT 60Yr	2.000	13.676	0.000	0.000	11.308	0.000	0.000	89.740	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$----	NET TOTAL LOE ----M$----	NET TOTAL PROD TAX ----M$----	NET TOTAL LOE+TAX ----M$----	NET LEASE REVENUE ----M$----	NET TOTAL INVESTMENTS ----M$----	NET BFIT CASHFLOW ----M$----	CUM BFIT CASHFLOW ----M$----	BFIT CF DISC 10.00% ----M$----	CUM BFIT CF DISC 10.00% ----M$----
2012(12Mo)	24.587	4.632	2.114	6.746	17.840	0.000	17.840	17.840	16.951	16.951
2013	24.254	4.632	2.086	6.718	17.536	0.000	17.536	35.376	15.148	32.099
2014	23.926	4.632	2.058	6.690	17.236	0.000	17.236	52.613	13.535	45.634
2015	23.602	4.632	2.030	6.662	16.940	0.000	16.940	69.553	12.093	57.727
2016	23.283	4.632	2.002	6.634	16.649	0.000	16.649	86.202	10.805	68.532
2017	22.968	4.632	1.975	6.607	16.361	0.000	16.361	102.563	9.653	78.185
2018	22.658	4.632	1.949	6.581	16.077	0.000	16.077	118.640	8.623	86.807
2019	22.351	4.632	1.922	6.554	15.797	0.000	15.797	134.437	7.702	94.510
2020	22.049	4.632	1.896	6.528	15.521	0.000	15.521	149.957	6.880	101.390
2021	21.751	4.632	1.871	6.503	15.248	0.000	15.248	165.205	6.144	107.534
2022	21.456	4.632	1.845	6.477	14.979	0.000	14.979	180.184	5.487	113.021
2023	21.166	4.632	1.820	6.452	14.714	0.000	14.714	194.898	4.900	117.921
2024	20.880	4.632	1.796	6.428	14.452	0.000	14.452	209.350	4.375	122.297
2025	20.597	4.632	1.771	6.403	14.194	0.000	14.194	223.544	3.907	126.204
2026	20.319	4.632	1.747	6.379	13.939	0.000	13.939	237.484	3.488	129.691
SUBTOTAL	335.846	69.480	28.883	98.363	237.484	0.000	237.484	237.484	129.691	129.691
REMAINING	678.973	208.440	58.392	266.832	412.142	0.000	412.142	649.625	28.647	158.338
TOT 60Yr	1014.820	277.920	87.275	365.195	649.625	0.000	649.625	649.625	158.338	158.338

C:\Program Files\Eureka95\eureka 2011\HOOD 677.eur

G.S.M., INC.
RESERVOIR ENGINEERING
RESERVES AND ECONOMICS

Friday Feb 17, 2012
11:56:39 AM

AS of Date: JAN2012

NAME: HOOD (00677)
FIELD: PANHANDLE GRAY COUNTY
LOCATION: GRAY COUNTY, TEXAS
FORMATION: PERMIAN
OPERATOR: GRYPHON PRODUCTION COMPANY, LL

GRYPHON PRODUCTION COMPANY, LLC.
PROVED DEVELOPED PRODUCING
WORKING INTEREST
CONSTANT PRICE CASE
BFIT ECONOMIC EVALUATION

NPV 5.000%	116.022	BFIT
NPV 12.00%	80.366	BFIT
NPV 15.00%	70.896	BFIT
NPV 20.00%	59.322	BFIT
NPV 25.00%	51.128	BFIT
IRR	>100%	BFIT
PAYOUT	JAN2012	BFIT
PI	N/A	BFIT

======= INTERESTS AND EFFECTIVE DATE =======

COST	OIL	GAS	COND	PRODT	DATE
1.00000	0.82687	0.82687	0.82687	0.82687	JAN2012

	BEGINING	ENDING	AVERAGE	CUMULATIVE	REMAINING	ULTIMATE	%REMAINING	
OIL	89.74	89.74	89.74	0.000	7.277	7.277	100.000	OIL
GAS	0.00	0.00	0.00	0.000	0.000	0.000	0.000	GAS
COND	0.00	0.00	0.00	0.000	0.000	0.000	0.000	COND
PRDT	0.00	0.00	0.00	0.000	0.000	0.000	0.000	PRDT

(PRICES: BEGINING / ENDING / AVERAGE; GROSS RESERVES: CUMULATIVE / REMAINING / ULTIMATE / %REMAINING)

YEAR	GROSS WELLCOUNT ---WELLS---	GROSS OIL PRODUCTION ---MBBLS---	GROSS COND PRODUCTION ---MBBLS---	GROSS GAS PRODUCTION ---MMSCF---	NET OIL PRODUCTION ---MBBLS---	NET COND PRODUCTION ---MBBLS---	NET GAS PRODUCTION ---MMSCF---	AVERAGE OIL PRICE ---$/BBL---	AVERAGE COND PRICE ---$/BBL---	AVERAGE GAS PRICE --$/MSCF---
2012(12Mo)	2.000	0.402	0.000	0.000	0.332	0.000	0.000	89.740	0.000	0.000
2013	2.000	0.390	0.000	0.000	0.323	0.000	0.000	89.740	0.000	0.000
2014	2.000	0.379	0.000	0.000	0.313	0.000	0.000	89.740	0.000	0.000
2015	2.000	0.367	0.000	0.000	0.304	0.000	0.000	89.740	0.000	0.000
2016	2.000	0.357	0.000	0.000	0.295	0.000	0.000	89.740	0.000	0.000
2017	2.000	0.346	0.000	0.000	0.286	0.000	0.000	89.740	0.000	0.000
2018	2.000	0.336	0.000	0.000	0.278	0.000	0.000	89.740	0.000	0.000
2019	2.000	0.326	0.000	0.000	0.270	0.000	0.000	89.740	0.000	0.000
2020	2.000	0.316	0.000	0.000	0.262	0.000	0.000	89.740	0.000	0.000
2021	2.000	0.307	0.000	0.000	0.254	0.000	0.000	89.740	0.000	0.000
2022	2.000	0.298	0.000	0.000	0.246	0.000	0.000	89.740	0.000	0.000
2023	2.000	0.289	0.000	0.000	0.239	0.000	0.000	89.740	0.000	0.000
2024	2.000	0.281	0.000	0.000	0.232	0.000	0.000	89.740	0.000	0.000
2025	2.000	0.272	0.000	0.000	0.225	0.000	0.000	89.740	0.000	0.000
2026	2.000	0.264	0.000	0.000	0.219	0.000	0.000	89.740	0.000	0.000
SUBTOTAL	2.000	4.931	0.000	0.000	4.077	0.000	0.000	89.740	0.000	0.000
REMAINING	2.000	2.346	0.000	0.000	1.940	0.000	0.000	89.740	0.000	0.000
TOT 25.5Yr	2.000	7.277	0.000	0.000	6.017	0.000	0.000	89.740	0.000	0.000

YEAR	NET TOTAL REVENUE ----M$-----	NET TOTAL LOE ----M$-----	NET TOTAL PROD TAX ----M$-----	NET TOTAL LOE+TAX ----M$-----	NET LEASE REVENUE ----M$-----	NET TOTAL INVESTMENTS ----M$-----	NET BFIT CASHFLOW ----M$-----	CUM BFIT CASHFLOW ----M$-----	BFIT CF DISC 10.00% ----M$-----	CUM BFIT CF DISC 10.00% ----M$-----
2012(12Mo)	29.827	12.888	2.565	15.453	14.373	0.000	14.373	14.373	13.661	13.661
2013	28.947	12.888	2.489	15.377	13.570	0.000	13.570	27.943	11.725	25.387
2014	28.093	12.888	2.416	15.304	12.789	0.000	12.789	40.732	10.046	35.433
2015	27.265	12.888	2.345	15.233	12.032	0.000	12.032	52.764	8.592	44.025
2016	26.461	12.888	2.276	15.164	11.297	0.000	11.297	64.061	7.334	51.360
2017	25.681	12.888	2.209	15.097	10.584	0.000	10.584	74.645	6.247	57.606
2018	24.923	12.888	2.143	15.031	9.892	0.000	9.892	84.537	5.308	62.914
2019	24.188	12.888	2.080	14.968	9.220	0.000	9.220	93.757	4.498	67.411
2020	23.475	12.888	2.019	14.907	8.568	0.000	8.568	102.325	3.800	71.211
2021	22.783	12.888	1.959	14.847	7.935	0.000	7.935	110.261	3.199	74.410
2022	22.111	12.888	1.902	14.790	7.321	0.000	7.321	117.582	2.683	77.094
2023	21.459	12.888	1.845	14.733	6.725	0.000	6.725	124.307	2.241	79.335
2024	20.826	12.888	1.791	14.679	6.147	0.000	6.147	130.454	1.862	81.197
2025	20.212	12.888	1.738	14.626	5.586	0.000	5.586	136.040	1.538	82.735
2026	19.616	12.888	1.687	14.575	5.041	0.000	5.041	141.080	1.262	83.997
SUBTOTAL	365.865	193.320	31.464	224.784	141.080	0.000	141.080	141.080	83.997	83.997
REMAINING	174.107	135.324	14.973	150.297	23.809	0.000	23.809	164.890	4.208	88.205
TOT 25.5Yr	539.971	328.644	46.438	375.082	164.890	0.000	164.890	164.890	88.205	88.205


Monthly Production (Log) vs Time for: 42-179-81775(1), 42-179-81776(2)
County Name: Gray
Operator Name: Gryphon Production Company, Llc
Field Name: Panhandle Gray County Field
Lease Name: Hood, J. A.
Cum Gas Prod: 387
Cum Oil Prod: 146783
Lease Number: 336 Dist: 10
Well Number: Multiple Wells
Monthly Production Volume (MCF and BO)
1000
100
10
1
Jan-1971
Jan-1973
Jan-1975
Jan-1977
Jan-1979
Jan-1981
Jan-1983
Jan-1985
Jan-1987
Jan-1989
Jan-1991
Jan-1993
Jan-1995
Jan-1997
Jan-1999
Jan-2001
Jan-2003
Jan-2005
Jan-2007
Jan-2009
Jan-2011
Time
Oil
Gas
Water
drillinginfo
© 2012 DrillingInfo, Inc.

DrillingInfo One-Page Production Summary

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Tag This Element

API#	42-179-81775
Well#	1
Lease	HOOD, J. A.
Field	PANHANDLE GRAY COUNTY FIELD
Lease Operator	GRYPHON PRODUCTION COMPANY, LLC Well Op History
County	Gray
State	Texas
Location	,
Elevation	
Date Spud	--
Date TD	--
Logs Run	

Prod.	First Production	Most Recent Production	Cumulative (MCF & BBL)	Gravity (SG & API)	Gatherer
Oil	1/1/37	11/1/11	146,783	0.00	PLAML
Gas	1/1/37	11/1/11	387	0.00	

Most Recently Reported Monthly Production (12 Months)

Mo/Yr	Gas (MCF)					Oil (BBL)				Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)
	Produced	Sold	Used	Vented/Flared	Other	Produced	Sold	Other	Closing						
12/2010	0	0	0	0	0	19	0	0	61	0	---	2	0.00	0.31	0.00
1/2011	0	0	0	0	0	35	80	0	16	0	---	2	0.00	0.56	0.00
2/2011	0	0	0	0	0	25	0	0	41	0	---	2	0.00	0.45	0.00
3/2011	0	0	0	0	0	50	72	0	19	0	---	2	0.00	0.81	0.00
4/2011	0	0	0	0	0	26	0	0	45	0	---	2	0.00	0.43	0.00
5/2011	0	0	0	0	0	50	75	0	20	0	---	2	0.00	0.81	0.00
6/2011	0	0	0	0	0	25	0	0	45	0	---	2	0.00	0.42	0.00
7/2011	0	0	0	0	0	7	0	0	52	0	---	2	0.00	0.11	0.00
8/2011	0	0	0	0	0	10	0	0	62	0	---	2	0.00	0.16	0.00
9/2011	0	0	0	0	0	19	71	0	10	0	---	2	0.00	0.32	0.00
10/2011	0	0	0	0	0	17	0	0	27	0	---	2	0.00	0.27	0.00
11/2011	0	0	0	0	0	51	66	0	12	0	---	2	0.00	0.85	0.00
Totals	0	0	0	0	0	334	364	0	410	0	---	---	---	---	---

Annual Production

Year	Gas (MCF)	Oil (BBL)	Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)	Annual Dec. Gas	Annual Dec. Oil
1970	12	1,005	---	---	2	0.03	2.75	0.00	---	---
1971	12	1,029	---	---	2	0.02	1.41	0.00	---	---
1972	12	920	---	---	2	0.02	1.26	0.00	---	10.6%
1973	12	962	---	---	2	0.02	1.32	0.00	---	---
1974	12	1,054	---	---	2	0.02	1.44	0.00	---	---
1975	12	1,000	---	---	2	0.02	1.37	0.00	---	5.1%
1976	12	985	---	---	2	0.02	1.35	0.00	---	1.5%
1977	12	921	271	2	2	0.01	0.63	0.19	---	6.5%
1978	12	866	832	---	2	0.02	1.19	1.14	---	6.0%
1979	12	902	602	---	2	0.02	1.24	0.83	---	---
1980	12	931	328	---	2	0.02	1.28	0.45	---	---
1981	12	973	108	---	2	0.02	1.33	0.15	---	---
1982	12	877	486	---	2	0.02	1.20	0.67	---	9.9%
1983	12	805	505	---	2	0.02	1.10	0.69	---	8.2%

1984	12	604	236	---	2	0.02	0.83	0.32	---	25.0%
1985	12	760	430	---	2	0.02	1.04	0.59	---	---
1986	12	683	454	---	2	0.02	0.94	0.62	---	10.1%
1987	12	966	1,022	2	2	0.01	0.66	0.70	---	---
1988	12	715	2,438	---	2	0.02	0.98	3.34	---	26.0%
1989	11	418	1,537	---	2	0.02	0.57	2.11	8.3%	41.5%
1990	9	510	1,856	---	2	0.01	0.70	2.54	18.2%	---
1991	12	256	913	---	2	0.02	0.35	1.25	---	49.8%
1992	12	12	28	---	2	0.02	0.02	0.04	---	95.3%
1993	12	12	24	---	2	0.02	0.02	0.03	---	---
1994	2	2	4	---	2	0.00	0.00	0.01	83.3%	83.3%
1995	0	401	1,337	---	2	0.00	0.55	1.83	100.0%	---
1996	0	483	1,588	---	2	0.00	0.66	2.18	---	---
1997	0	182	586	---	2	0.00	0.25	0.80	---	62.3%
1998	0	152	478	---	2	0.00	0.21	0.66	---	16.5%
1999	0	62	184	---	2	0.00	0.08	0.25	---	59.2%
2000	0	25	69	---	2	0.00	0.03	0.09	---	59.7%
2001	0	53	148	---	1	0.00	0.15	0.41	---	---
2002	0	31	59	---	1	0.00	0.08	0.16	---	41.5%
2003	0	20	21	---	1	0.00	0.05	0.06	---	35.5%
2004	0	88	89	---	1	0.00	0.24	0.24	---	---
2005	101	270	153	---	1	0.28	0.74	0.42	---	---
2006	0	220	139	---	1	0.00	0.60	0.38	100.0%	18.5%
2007	0	358	1,061	---	2	0.00	0.49	1.45	---	---
2008	0	504	1,760	---	2	0.00	0.69	2.41	---	---
2009	0	468	657	---	2	0.00	0.64	0.90	---	7.1%
2010	0	214	---	---	2	0.00	0.29	0.00	---	54.3%
2011	0	315	---	---	2	0.00	0.47	0.00	---	---
Totals	387	22,014	20,403	---	---	---	---	---	---	---

Back

© 2012 Drilling Info, Inc. All rights reserved. All data and information is provided "As Is" and subject to the DI subscription agreement.

Price Data Hub Page

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Lease Information

Lease Name:	HOOD, J. A.	Lease Id or Gas Id:	336, District 10 Texas
Operator:	GRYPHON PRODUCTION COMPANY, LLC (292351) Additional Comptroller Info		
Address:	106 E FRANCIS AVE PAMPA TX		
Phone:	806-688-9697	Fax:	
Oil Gatherer:	(PLAML) PLAINS MARKETING, L.P.		
Address:	P O BOX 4648 HOUSTON TX 77210-4648		
Phone:	713-646-4502		
Cumulative Production:	146,783 BBL, 387 MCF	Most Recent Production:	11/2011: 1.7 BBL/Day, 0 MCF/Day

Product Price Data

Oil Sales

Prod Date	Taxpayer Name	Other Party	Gross BBL	Gross $	Gross $/BBL	Trucking Cost	Gravity
11/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	66	6,052	91.69	0	39.10
09/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	71	5,611	79.035	0	38.30
05/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	75	7,133	95.11	0	39.30
03/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	72	6,955	96.593	0	40.60
01/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	80	6,900	86.251	0	39.30
10/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	67	5,227	78.018	0	39.30
06/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	80	5,578	69.723	0	41.10
02/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	66	4,835	73.254	0	40.00
11/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	77	5,775	75.001	0	40.40
08/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	50	3,343	66.854	0	41.60
07/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	4,909	60.604	0	41.00
06/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	46	3,039	66.072	0	41.50
04/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	3,545	43.761	0	37.50
03/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	84	3,482	41.457	0	44.10
01/2000	CONOCOPHILLIPS COMPANY (Purchaser),M	CALDWELL PRODUCTION CO INC	67	1,667	24.887	0	19.00

Gas Sales

Prod Date	Taxpayer Name	Other Party	Gross MCF	Gross $	Gross $/MCF	Mkt Cost	Commodity
03/2000	MEGG, L.P. (Producer),M	GPM GAS COMPANY LLC	568	1,927	3.393	0	raw gas

The prices that we report as well head prices are calculated values. They are calculated by taking the total oil and gas lease revenue reported to the Texas State Comptroller's office and dividing that number by the total amount of reported barrels of oil sold or total MCF of gas sold. In many cases the amount of oil or gas sold will be less than the total lease production. In other cases, certain amounts of sold oil or sold gas will be exempted by state law from sales reporting to the Comptroller's office. As a result, often the produced volumes as reported by DI will not


Monthly Production (Log) vs Time for: 42-179-07613(2W), 42-179-83555(1), 42-179-83557(3)
County Name: Gray
Operator Name: Gryphon Production Company, Llc
Field Name: Panhandle Gray County Field
Lease Name: Hood
Cum Gas Prod: 23612
Cum Oil Prod: 179800
Total Depth: Multiple Wells
Well Number: Multiple Wells
Monthly Production Volume (MCF and BO)
10000
1000
100
10
1
Jan-1972
Jan-1974
Jan-1976
Jan-1978
Jan-1980
Jan-1982
Jan-1984
Jan-1986
Jan-1988
Jan-1990
Jan-1992
Jan-1994
Jan-1996
Jan-1998
Jan-2000
Jan-2002
Jan-2004
Jan-2006
Jan-2008
Jan-2010
Jan-2012
Time
Oil
Gas
Water
Completions
drillinginfo
© 2012 DrillingInfo, Inc.

DrillingInfo One-Page Production Summary

drillinginfo

Tag This Element

API#	42-179-07613
Well#	2W
Lease	HOOD
Field	PANHANDLE GRAY COUNTY FIELD
Lease Operator	GRYPHON PRODUCTION COMPANY, LLC Well Op History
County	Gray
State	Texas
Location	0.0 null / 0.0 null, I&GN RR CO A-346 Block:3 Section:33
Elevation	2992 GR
Date Spud	--
Date TD	--
Logs Run	

Prod.	First Production	Most Recent Production	Cumulative (MCF & BBL)	Gravity (SG & API)	Gatherer
Oil	5/1/33	11/1/11	179,800	0.00	PLAML
Gas	5/1/33	11/1/11	23,612	0.00	

Most Recently Reported Monthly Production (12 Months)

Mo/Yr	Gas (MCF)					Oil (BBL)				Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)
	Produced	Sold	Used	Vented/Flared	Other	Produced	Sold	Other	Closing						
12/2010	0	0	0	0	0	23	0	0	75	0	---	2	0.00	0.37	0.00
1/2011	0	0	0	0	0	46	98	0	23	0	---	2	0.00	0.74	0.00
2/2011	0	0	0	0	0	27	0	0	50	0	---	2	0.00	0.48	0.00
3/2011	0	0	0	0	0	61	88	0	23	0	---	2	0.00	0.98	0.00
4/2011	0	0	0	0	0	32	0	0	55	0	---	2	0.00	0.53	0.00
5/2011	0	0	0	0	0	61	92	0	24	0	---	2	0.00	0.98	0.00
6/2011	0	0	0	0	0	20	0	0	44	0	---	2	0.00	0.33	0.00
7/2011	0	0	0	0	0	20	0	0	64	0	---	2	0.00	0.32	0.00
8/2011	0	0	0	0	0	13	0	0	77	0	---	2	0.00	0.21	0.00
9/2011	0	0	0	0	0	22	86	0	13	0	---	2	0.00	0.37	0.00
10/2011	0	0	0	0	0	19	0	0	32	0	---	2	0.00	0.31	0.00
11/2011	0	0	0	0	0	64	81	0	15	0	---	2	0.00	1.07	0.00
Totals	0	0	0	0	0	408	445	0	495	0	---	---	---	---	---

Annual Production

Year	Gas (MCF)	Oil (BBL)	Water (BW)	#Wells Flowing	#Wells Other	Avg Gas (MCF/D)	Avg Oil (BBL/D)	Avg Wtr (BW/D)	Annual Dec. Gas	Annual Dec. Oil
1970	2,920	1,899	---	---	2	8.00	5.21	0.00	---	---
1971	2,920	1,553	---	---	2	4.00	2.13	0.00	---	18.2%
1972	2,928	2,223	---	---	2	4.01	3.05	0.00	---	---
1973	2,300	2,079	---	---	2	3.15	2.85	0.00	21.4%	6.5%
1974	1,460	1,901	---	---	2	2.00	2.61	0.00	36.5%	8.6%
1975	1,464	1,606	---	---	2	2.01	2.20	0.00	---	15.5%
1976	1,464	1,706	---	---	2	2.01	2.34	0.00	---	---
1977	1,202	1,763	4,580	---	2	1.65	2.42	6.28	17.9%	---
1978	652	1,796	17,288	---	2	0.89	2.46	23.70	45.8%	---
1979	178	1,779	5,646	---	2	0.24	2.44	7.74	72.7%	0.9%
1980	12	1,362	2,131	---	2	0.02	1.87	2.92	93.3%	23.4%
1981	23	1,434	2,210	---	2	0.03	1.97	3.03	---	---
1982	12	1,185	2,089	---	2	0.02	1.62	2.86	47.8%	17.4%

1983	12	1,035	2,311	---	2	0.02	1.42	3.17	---	12.7%
1984	12	1,269	3,084	---	2	0.02	1.74	4.23	---	---
1985	12	1,322	4,828	---	2	0.02	1.81	6.62	---	---
1986	12	508	1,649	---	2	0.02	0.70	2.26	---	61.6%
1987	12	244	297	---	1	0.03	0.67	0.81	---	52.0%
1988	12	239	436	---	1	0.03	0.66	1.20	---	2.0%
1989	12	224	417	---	1	0.03	0.61	1.14	---	6.3%
1990	12	1,388	2,434	---	1	0.03	3.80	6.67	---	---
1991	7	1,208	1,969	---	2	0.01	1.66	2.70	41.7%	13.0%
1992	12	1,306	1,996	---	2	0.02	1.79	2.74	---	---
1993	12	1,124	1,582	---	2	0.02	1.54	2.17	---	13.9%
1994	8	1,291	1,658	---	2	0.01	1.77	2.27	33.3%	---
1995	0	1,015	1,179	---	2	0.00	1.39	1.62	100.0%	21.4%
1996	0	869	911	---	2	0.00	1.19	1.25	---	14.4%
1997	0	861	797	---	2	0.00	1.18	1.09	---	0.9%
1998	0	922	756	---	2	0.00	1.26	1.04	---	---
1999	0	1,241	855	---	2	0.00	1.70	1.17	---	---
2000	0	1,187	684	---	2	0.00	1.63	0.94	---	4.4%
2001	0	938	434	---	2	0.00	1.29	0.59	---	21.0%
2002	0	753	327	---	2	0.00	1.03	0.45	---	19.7%
2003	0	840	417	---	2	0.00	1.15	0.57	---	---
2004	0	385	---	---	2	0.00	0.53	0.00	---	54.2%
2005	0	524	245	---	2	0.00	0.72	0.34	---	---
2006	0	637	420	---	2	0.00	0.87	0.58	---	---
2007	0	611	5,523	---	2	0.00	0.84	7.57	---	4.1%
2008	0	551	4,364	---	2	0.00	0.76	5.98	---	9.8%
2009	0	480	972	---	2	0.00	0.66	1.33	---	12.9%
2010	0	263	---	---	2	0.00	0.36	0.00	---	45.2%
2011	0	385	---	---	2	0.00	0.58	0.00	---	---
Totals	17,670	45,906	74,489	---	---	---	---	---	---	---

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Lease Information

Lease Name:	HOOD	Lease Id or Gas Id: 677, District 10 Texas	
Operator:	GRYPHON PRODUCTION COMPANY, LLC (292351) Additional Comptroller Info		
Address:	106 E FRANCIS AVE PAMPA TX		
Phone:	806-688-9697	Fax:	
Oil Gatherer:	(PLAML) PLAINS MARKETING, L.P.		
Address:	P O BOX 4648 HOUSTON TX 77210-4648		
Phone:	713-646-4502		
Cumulative Production:	179,800 BBL, 23,612 MCF	Most Recent Production:	11/2011: 2.1 BBL/Day, 0 MCF/Day

Product Price Data

Oil Sales							
Prod Date	Taxpayer Name	Other Party	Gross BBL	Gross $	Gross $/BBL	Trucking Cost	Gravity
11/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	7,396	91.308	0	39.10
09/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	86	6,858	79.744	0	38.30
05/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	92	8,719	94.774	0	39.30
03/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	88	8,500	96.587	0	40.60
01/2011	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	98	8,433	86.052	0	39.30
10/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	82	6,389	77.92	0	39.30
06/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	98	6,818	69.567	0	41.10
02/2010	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	5,909	72.952	0	40.00
11/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	77	5,774	74.992	0	40.40
08/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	50	3,342	66.841	0	41.60
07/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	4,908	60.597	0	41.00
06/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	46	3,039	66.072	0	41.50
04/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	81	3,545	43.761	0	37.50
03/2009	PLAINS MARKETING, L.P. (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	84	3,482	41.452	0	44.10
01/2009	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	167	6,553	39.238	0	39.80
11/2008	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	176	9,699	55.109	0	39.70
10/2008	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	144	10,657	74.004	0	45.20
09/2008	VALERO MARKETING AND SUPPLY COMPANY (Purchaser),M	GRYPHON PRODUCTION COMPANY, LLC	173	17,619	101.841	0	40.70
07/2008	VALERO MARKETING AND SUPPLY COMPANY	GRYPHON PRODUCTION	175	23,085	131.916	0	39.30

DEFINITION OF TERMS AND ABBREVIATIONS

AFIT – After Federal Income Tax

BFIT – Before Federal Income Tax

Casinghead Gas – Gas that is contained within the oil in solution and liberated at the surface under atmospheric conditions by natural means (see Solution Gas)

Condensate – Liquid hydrocarbons expressed in stock tank barrels recovered from a gas rich in heavy hydrocarbon components

Gas-in-Place – The volume of gas in the formation

GOR – The ratio of produced gas to produced oil expressed as cubic feet of gas per barrel of oil

Gross – The total or 100% of the production or generated revenues of a property

MCF – Thousand cubic feet of gas

MMCF – Million cubic feet of gas

Net – Fraction of the production or generated revenues evaluated

Net BFIT Discounted Cash Flow – Discounted future cash flows back to time zero (see Present Worth)

Oil-in-Place – The volume of oil in the formation

Present Worth – Discounted future cash flows back to time zero

Pressure Decline Curve – Plot of shutin bottomhole pressure divided by the gas compressibility factor versus cumulative production

Solution Gas – Gas that is contained within the oil in solution and liberated at the surface under atmospheric conditions by natural means

Remaining Recoverable Reserve – The amount of hydrocarbons that are expected to be recovered from the producing formation(s) as of a specified date

STB – Stock Tank Barrels – Volume of 1 barrel of oil at surface pressure and temperature

Yield – The ratio of produced condensate expressed as STB of oil per MMCF of produced gas

WELLS AND DRILLING DEFINITIONS

WELL

A well is hole drilled in the earth for the purpose of (1) finding or producing crude oil or natural gas or (2) providing services related to the production of crude oil or natural gas.

Wells are classified as (1) oil wells; (2) gas wells; (3) dry holes; (4) stratigraphic tests or (5) service wells.

Oil wells, gas wells and dry holes are classified as exploratory wells or development wells. Exploratory wells are subclassified as (1) new-field wildcats; (2) new-pool wildcats; (3) deeper-pool tests; (4) shallower-pool tests and (5) outpost (extension) tests. Well classifications reflect the status of wells after drilling has been completed.

Total reported wells in the various categories include old wells drilled deeper, but do not include old wells worked over or water wells drilled to support exploratory or development drilling operations.

COMPLETION

The term "completion" refers to the installation of permanent equipment for the production of oil or gas. If a well is equipped to produce only oil or gas from one zone or reservoir, the definition of a "well" (classified as an oil well or gas well) and the definition of a "completion" are identical. However, if a well is equipped to produce oil and/or gas separately from more than one reservoir, a "well" is not synonymous with a "completion."

COMPLETION DATE

The date of completion of an oil well or a gas well is the date on which the installation of permanent equipment has been completed (for the production of oil or gas) as reported to the appropriate regulatory agency.

The date of completion of a dry hole is the date of abandonment as reported to the appropriate agency.

The date of completion of a service well is the date on which the well is equipped to perform the service for which it was intended.

OIL WELL

An oil well is a well completed for the production of crude oil from at least one oil zone or reservoir.

GAS WELL

A gas well is a well completed for the production of natural gas from one or more gas zones or reservoirs. Such wells contain no completions for the production of crude oil.

MULTIPLE COMPLETION WELL

A multiple completion well is a well equipped to produce oil and/or gas separately from more than one reservoir. Such wells contain multiple strings of tubing or other equipment which permit production from the various completions to be measured and accounted for separately.

For statistical purposes, a multiple completion well is reported as one well and classified as either an oil well or a gas well. If one of the several completions in a given well is an oil completion, the well is classified as an oil well. If all of the completions of a given well are gas completions, the well is classified as a gas well.

DRY HOLE

A dry hole is an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

STRATIGRAPHIC TEST

A stratigraphic test is a drilling effort, geologically directed, to obtain information pertaining to a specific geological condition that might lead toward the discovery of an accumulation of hydrocarbons. Such wells are customarily drilled without the intention of being completed for hydrocarbon production. This classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration.

SERVICE WELL

A service well is a well drilled or completed for the purpose of supporting production in an existing field. Wells of this class are drilled for the following specific purposes:

1. Gas injection (natural gas, propane, butane or flue-gas)
2. Water injection
3. Steam injection
4. Air injection
5. Salt water disposal
6. Water supply for injection
7. Observation
8. Injection for in-situ combustion.

WATER WELL

A water well is a well drilled to (1) obtain a water supply to support drilling or plant operations or (2) obtain a water supply to be used in connection with an improved recovery program.

Water wells of the first type are not reported. Water wells drilled in connection with an improved recovery program are reported as service wells.

OLD WELL DRILLED DEEPER

An old well drilled deeper is a previously drilled hole which is reentered and deepened by additional drilling. Such wells are reported as (1) oil or gas wells if completed for the production of oil or gas or (2) dry holes if sufficient quantities of oil or gas are not found to justify completion at the greater depth.

OLD WELL WORKED OVER

An old well worked over is a previously drilled hole which is reentered for the purpose of improving or establishing production of oil or gas, but no additional footage is drilled. Such wells are not included in drilling statistics reported by the API.

DEVELOPMENT WELL

In general, a development well is a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. If the well is completed for production, it is classified as an oil or gas development well. If the well is not completed for production, it is classified as a dry development hole.[1]

EXPLORATORY WELL

An exploratory well is a well drilled (1) to find and produce oil or gas in an unproved area; (2) to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or (3) to extend the limits of a known oil or gas reservoir. Exploratory wells include the following:

1. New-field wildcats
2. New-pool wildcats
3. Deeper-pool tests
4. Shallower-pool tests
5. Outpost (extension) tests

---

[1] Wells drilled within the proved area of an oil or gas reservoir but drilled to depths of less than or more than the depths of stratigraphic horizons known to be productive are classified as dry exploratory holes if they are not completed for the production of oil or gas.

Wells drilled within the proved area of an oil or gas reservoir but drilled to depths less than or more than the depths of stratigraphic horizons known to be productive are classified as successful exploratory wells if they are completed for the production of oil or gas in a new reservoir.

NEW-FIELD WILDCAT

A new-field wildcat is a well located on a structural feature or other type of trap which has not previously produced oil or gas. In regions where local geological conditions have little or no control over accumulations, these wells are generally at least two miles from the nearest productive area. Distance, however, is not the determining factor. Of greater importance is the degree of risk assumed by the operator and his intention to test a structure or stratigraphic condition not previously proved productive.

NEW-POOL WILDCAT

A new-pool wildcat is a well located to explore for a new pool on a structural feature or other type of trap already producing oil or gas but outside the known limits of the presently producing area. In some regions where local geological conditions exert an almost negligible control, exploratory holes of this type may be called "near wildcats." Such wells will usually be less than two miles from the nearest productive area.

DEEPER-POOL TEST

A deeper-pool test is an exploratory hole located within the productive area of a pool, or pools, already partly or wholly developed. It is drilled below the deepest productive pool in order to explore for deeper unknown prospects.

SHALLOWER-POOL TEST

A shallower-pool test is an exploratory well drilled in search of a new productive reservoir, unknown but possibly suspected from data secured from other wells, and shallower than know productive pools. The test is located within the productive area of a pool or pools previously developed.

OUTPOST (EXTENSION) TEST

An outpost is a well located and drilled with the expectation of extending for a considerable distance the productive area of a partly developed pool. It is usually two or more locations distant from the nearest productive site.

DIRECTIONAL (DEVIATED) WELL

A directional (deviated) well is a well purposely deviated from the vertical using controlled angles to reach an objective location other than one directly below the surface location. A directional well may be the original hole or a directional "sidetrack" hole which deviates from the original bore at some point below the surface.[2]

[2] The new footage associated with directional "sidetrack" holes should not be confused with footage resulting from remedial SIDETRACK DRILLING.

If there is a common bore from which two or more wells are drilled, the first complete bore from the surface to the original objective is classified and reported as a well drilled. Each of the deviations from the common bore is reported as a separate well.

SIDETRACK DRILLING

Sidetrack drilling is a remedial operation which results in the creation of a new section of well bore for the purpose of (1) detouring around junk, (2) redrilling lost hole or (3) straightening key seats and crooked holes.

BYPASSED FOOTAGE

Bypassed footage is the footage in that section of hole which is abandoned as the result of remedial sidetrack drilling operations.

REDRILL FOOTAGE

Occasionally a hole is lost or junked and a second hole may be drilled from the surface in close proximity to the first. Footage drilled for the second hole is defined as "redrill footage." Under these circumstances, the first hole is reported as a dry hole (exploratory or developmental) and the total footage is reported as dry hole footage. The second hole is reported as an oil well, gas well or dry hole according to the result. The redrill footage is included in the appropriate classification of total footage but is not reported as a separate classification by the API.

DEEPEST TOTAL DEPTH

The deepest total depth of a given well is the distance from a surface reference point (usually the Kelly bushing) to the point of deepest penetration measured along the well bore. If a well is drilled from a platform or barge over water and the reference point is above water, the depth of the water is included in the total length of the well bore.

DEPTH OF DEEPEST PRODUCTION

The depth of deepest production is the length of the well bore measured (in feet) from the surface reference point to the bottom of the open hole or the deepest perforation in the casing of a producing well.

PLUGGED-BACK FOOTAGE

Under certain conditions, drilling operations may be continued to a greater depth than that at which a potentially productive formation is found. If production is not established at the greater depth, the well may be completed in the shallower formation. Except in special situations, the length of the well bore from the deepest depth at which the well is completed to the maximum depth drilled is defined as "plugged-back footage."

Plugged-back footage is included in total footage drilled but it is not reported separately by the API.

FOOTAGE DRILLED

Total footage for wells in various categories, as reported for any specified period, includes (1) the deepest total depth (length of well bores) of all wells drilled from the surface, (2) the total of all bypassed footage drilled in connection with reported wells and (3) all new footage drilled for directional "sidetrack" wells.[2] In the case of old wells drilled deeper, the reported footage is that which was drilled below the total depth of the old well.

[2] The new footage associated with directional "sidetrack" holes should not be confused with footage resulting from remedial SIDETRACK DRILLING.

DEFINITION OF ECONOMIC PARAMETERS

PAYOUT

Payout is probably the simplest parameter to calculate after accumulating an estimated cash flow schedule. Payout can be defined as the length of time required for the total cash investment to be recovered by the net cash inflow generated by a project. The major shortcoming of payout is that it recognizes the period of time required to recoup the initial investment, but does not indicate the ultimate productivity of the cash inflow. It should be noted that the payout is based on undiscounted income.

NET CASH FLOW

Net cash flow is the actual profit gained by an investment. This is an absolute measure of the total profit gained. Net cash flow, however, does not consider the time element.

PROFIT/INVESTMENT RATIO (P/I UNDISC.)

This ratio is the total undiscounted net profit (net cash flow) generated by an investment divided by the original cost of the investment. This parameter provides a good means of comparing the worth of different projects for ranking purposes and for recognizing cash inflows beyond the time of payout.

The profit/investment ratio should not be confused with a "return on investment" or "number of times investment ratio (NTIR)," which does not account for recovery of the investment cost. For example, an NTIR of 1.0 would equal a profit/investment ratio of 0, or break-even. The NTIR is always 1.0 more than the P/I ratio.

DISCOUNTED PROFIT/INVESTMENT RATIO (P/I DISC.)

This ratio is defined as the present value profit at some discount rate divided by the cost of the investment. This parameter combines the advantages of the profit/investment ratio while recognizing the time value of money. A relatively "true" measure of profit is obtained if the discount rate represents either the current cost of capital or the current earning power of investment capital.

RATE OF RETURN

The rate of return, or discounted cash flow rate of return (sometimes called the investor's interest rate), is defined as the discount rate at which the present value of the cash inflow exactly equals the cost of the investment. Stated another way, the rate of return is the discount rate at which the discounted net cash flow is equal to zero. For example, if a project has a calculated rate of return of 30%, the future net cash flow discounted at 30% would equal zero.

Since the rate of return is based on the inherent assumption that reinvestment of funds at the rate of return is possible, it does not reveal a true picture of project return. However, it will give an indication of how a project will fare in comparison with some minimum acceptable rate of return. This parameter is essentially a measure of how rapidly profits are achieved and is very strongly influenced by high early year cash flows.

PETROLEUM RESERVES DEFINITIONS

Preamble

Petroleum[1] is the world's major source of energy and is a key factor in the continued development of world economies. It is essential for future planning that governments and industry have a clear assessment of the quantities of petroleum available for production and quantities which are anticipated to become available within a practical time frame through additional field development, technological advances, or exploration. To achieve such an assessment, it is imperative that the industry adopt a consistent nomenclature for assessing the current and future quantities of petroleum expected to be recovered from naturally occurring underground accumulations. Such quantities are defined as reserves, and their assessment is of considerable importance to governments, international agencies, economists, bankers, and the international energy industry.

The terminology used in classifying petroleum substances and the various categories of reserves have been the subject of much study and discussion for many years. Attempts to standardize reserves terminology began in the mid 1930's when the American Petroleum Institute considered classification for petroleum and definitions of various reserves categories. Since then, the evolution of technology has yielded more precise engineering methods to determine reserves and has intensified the need for an improved nomenclature to achieve consistency among professionals working with reserves terminology. Working entirely separately, the Society of Petroleum Engineers (SPE) and the World Petroleum Congresses (WPC) produced strikingly similar sets of petroleum reserve definitions for known accumulations which were introduced in early 1987. These have become the preferred standards for reserves classification across the industry. Soon after, it became apparent to both organizations that these could be combined into a single set of definitions which could be used by the industry worldwide. Contacts between representatives of the two organizations started in 1987, shortly after the publication of the initial sets of definitions. During the World Petroleum Congress in June 1994, it was recognized that while any revisions to the current definitions would require the approval of the respective Boards of Directors, the effort to establish a worldwide nomenclature should be increased. A common nomenclature would present an enhanced opportunity for acceptance and would signify a common and unique stance on an essential technical and professional issue facing the international petroleum industry.

As a first step in the process, the organizations issued a joint statement which presented a broad set of principles on which reserves estimations and definitions should be based. A task force was established by the Boards of SPE and WPC to develop a common set of definitions based on this statement of principles. The following joint statement of principles was published in the January 1996 issue of the SPE Journal of Petroleum Technology and in the June 1996 issue of the WPC Newsletter:

There is a growing awareness worldwide of the need for a consistent set of reserves definitions for use by governments and industry in the classification of petroleum reserves. Since their introduction in 1987, the Society of Petroleum Engineers and the World Petroleum Congresses reserves definitions have been standards for reserves classification and evaluation worldwide.

SPE and WPC have begun efforts toward achieving consistency in the classification of reserves. As a first step in this process, SPE and WPC issue the following joint statement of principles.

> *SPE and WPC recognize that both organizations have developed a widely accepted and simple nomenclature of petroleum reserves.*
>
> *SPE and WPC emphasize that the definitions are intended as standard, general guidelines for petroleum reserves classification which should allow for the proper comparison of quantities on a worldwide basis.*
>
> *SPE and WPC emphasize that, although the definition of petroleum reserves should not in any manner be construed to be compulsory or obligatory, countries and organizations should be encouraged to use the core definitions as defined in these principles and also to expand on these definitions according to special local conditions and circumstances.*
>
> *SPE and WPC recognize that suitable mathematical techniques can be used as required and that it is left to the country to fix the exact criteria for reasonable certainty of existence of petroleum reserves. No methods of calculation are excluded, however, if probabilistic methods are used, the chosen percentages should be unequivocally stated.*
>
> *SPE and WPC agree that the petroleum nomenclature as proposed applies only to known discovered hydrocarbon accumulations and their associated potential deposits.*
>
> *SPE and WPC stress that petroleum proved reserves should be based on current economic conditions, including all factors affecting the viability of the projects. SPE and WPC recognize that the term is general and not restricted to costs and price only. Probable and possible reserves could be based on anticipated developments and/or the extrapolation of current economic conditions.*
>
> *SPE and WPC accept that petroleum reserves definitions are not static and will evolve.*

A conscious effort was made to keep the recommended terminology as close to current common usage as possible in order to minimize the impact of previously reported quantities and changes required to bring about wide acceptance. The proposed terminology is not intended as a precise system of definitions and evaluation procedures to satisfy all situations. Due to the many forms of occurrence of petroleum, the wide range of characteristics, the uncertainty associated with the geological environment, and the constant evolution of evaluation technologies, a precise classification system is not practical. Furthermore, the complexity required for a precise system would detract from its understanding by those involved in petroleum matters. As a result, the recommended definitions do not represent a major change from the current SPE and WPC definitions which have become the standards across the industry. It is hoped that the recommended terminology will integrate the two sets of definitions and achieve better consistency in reserves data across the international industry.

Reserves derived under these definitions rely on the integrity, skill, and judgment of the evaluator and are affected by the geological complexity, stage of development, degree of depletion of the reservoirs, and amount of available data. Use of these definitions should sharpen the distinction between the various classifications and provide more consistent reserves reporting.

Definitions

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

The intent of SPE and WPC in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, neither organization is recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering, and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of potential differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data becomes available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Proved Reserves

Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable,

from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

Reserves which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and, (2) it is reasonably certain that the project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the

response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

Unproved Reserves

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Probable Reserves

Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area, (3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

Possible Reserves

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

In general, possible reserves may include (1) reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental reserves attributed to infill drilling that are subject to technical uncertainty, (4) reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

Reserve Status Categories

Reserve status categories define the development and producing status of wells and reservoirs.

Developed: Developed reserves are expected to be recovered from existing wells including reserves behind pipe. Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be sub-categorized as producing or non-producing.

> ***Producing:*** Reserves subcategorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.
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> ***Non-producing:*** Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

Undeveloped Reserves: Undeveloped reserves are expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

Approved by the Board of Directors, Society of Petroleum Engineers (SPE) Inc., and the Executive Board, World Petroleum Congresses (WPC), March 1997.

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[i] Petroleum: For the purpose of these definitions, the term petroleum refers to naturally occurring liquids and gases which are predominately comprised of hydrocarbon compounds. Petroleum may also contain non-hydrocarbon compounds in which sulfur, oxygen, and/or nitrogen atoms are combined with carbon and hydrogen. Common examples of non-hydrocarbons found in petroleum are nitrogen, carbon dioxide, and hydrogen sulfide.